Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

MODULAR MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Common stock underlying Warrants	457(g)	1,438,202 (1)	$6.60 (2)	$9,492,133.20	0.0000927	$879.92

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$9,492,133.20		$879.92
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due					$879.92

1.	Represents the resale of 1,438,202 warrants.
2.	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon exercise of warrants.